SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K


              Current Report Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported) May 27, 1994



                            McDONALD'S CORPORATION
            (Exact name of Registrant as specified in its Charter)



    Delaware                    1-5231              36-2361282
   (State or other             (Commission         (IRS Employer
    jurisdiction                File Number)        Identification No.)
    of incorporation)



   One McDonald's Plaza, Oak Brook, Illinois           60521
   (Address of principal executive offices)           (Zip Code)



   Registrant's telephone number, including area code  (708) 575-3000



                                  Not applicable
           (Former name or former address, if changed since last report)


   Item 5.  Other Events

        On May 27, 1994, the Company's Board of Directors approved a two-for-one split of the Company's common stock, without par value, (the "Common Stock") to be effected in the form of a dividend (the "Stock Split"). The additional shares of Common Stock will be distributed on June 24, 1994 to holders of record of the Common Stock on June 7, 1994.

        As a result of the Stock Split, certain computational adjustments are required under the Company's Shareholder Rights Agreement (the "Rights Agreement") dated as of December 13, 1988, between the Company and The First National Bank of Chicago, as Rights Agent, which provides Preferred Share (as defined in the Agreement) purchase rights ("Rights") to holders of Common Stock. Pursuant to the provisions of the Rights Agreement, (a) the Redemption Price (as defined in the Rights Agreement) has been adjusted from $0.005 per Right to $0.0025 per Right; and (b) the number of Preferred Shares purchasable upon proper exercise of each Right has been adjusted from one two-hundredth of a Preferred Share to one four-hundredth of a Preferred Share.

        On May 27, 1994, the Company's Board of Directors declared a quarterly cash dividend of $0.12 per share of Common Stock (on a pre-stock split basis) payable on June 17, 1994 to holders of record of the Common Stock on June 7, 1994. This represents an increase in the quarterly dividend of 12%.


   Item. 7.  Financial Statements and Exhibits

   (c)  Exhibits

        (4)   Certificate of Adjustment

        (99)  Press Release


                                  SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  McDONALD'S CORPORATION

                                  (Registrant)



                                  By:  /s/ Gloria Santona
                                       ----------------------
                                       Vice President
                                       Assistant Secretary


   Date: June 2, 1994


                                Exhibit Index


   Exhibit                                         Sequential
     No.         Description of Exhibit            Page Number

                 Additional Exhibits-
   (4)           Certificate of Adjustment              5

   (99)          Press Release                          6